SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 3)*

Illumina, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

452327109

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 452327109	13 G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates I.R.S. #13-6300995

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 554,107 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 554,107

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 554,107

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates II, L.P. I.R.S. #13-3844754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 753,587 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 753,587

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 753,587

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael C. Brooks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 2,555 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 2,555 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,310,249

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph E. Casey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 661 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 661 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 661

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric S. Copeland

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 730 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 730 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,308,424

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony B. Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 26,201 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 26,201 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,333,895

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thomas R. Frederick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 1,183 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 1,183

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,183

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Terence J. Garnett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 320 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 320

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David R. Hathaway

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 26,838 6 SHARED VOTING POWER 3,000 7 SOLE DISPOSITIVE POWER 26,838 8 SHARED DISPOSITIVE POWER 3,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,838

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan E. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 11,420 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 11,420 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,319,114

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ray A. Rothrock

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 21,925 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 21,925 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,329,619

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony Sun

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 37,665 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 37,665 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,345,359

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael F. Tyrrell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6,298 6 SHARED VOTING POWER 1,307,694 7 SOLE DISPOSITIVE POWER 6,298 8 SHARED DISPOSITIVE POWER 1,307,694

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,313,992

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 452327109	13 G	Page 15 of 23 Pages

Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Illumina, Inc.

Item 1(a)	Name of Issuer

Illumina, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

9885 Towne Centre Drive, Suite 200 San Diego, CA 92121

Item 2(a)	Name of Person Filing

Venrock Associates (“Venrock”) Venrock Associates II, L.P. (“Venrock II”)

Michael C. Brooks Joseph E. Casey Eric S. Copeland Anthony B. Evnin Thomas R. Frederick Terence J. Garnett David R. Hathaway Bryan E. Roberts Ray A. Rothrock Anthony Sun Michael F. Tyrrell

Item 2(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Menlo Park Office:	Cambridge Office:

30 Rockefeller Plaza Room 5508 New York, NY 10112	2494 Sand Hill Road Suite 200 Menlo Park, CA 94025	One Canal Park Suite 1120 Cambridge, MA 02142

Item 2(c)	Citizenship

Venrock and Venrock II are limited partnerships organized in the State of New York. Michael C. Brooks, Eric S. Copeland, Anthony B. Evnin, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II and are all citizens of the United States of America. Joseph E. Casey, Thomas R. Frederick, Terence J. Garnett and David R. Hathaway are retired General Partners of Venrock and Venrock II and are citizens of the United States of America.

Item 2(d)	Title of Class of Securities

Common Stock

Item 2(e)	CUSIP Number

452327109

Item 3	Not applicable.

CUSIP No. 452327109	13 G	Page 16 of 23 Pages

Item 4	Ownership

(a) and (b)

Venrock beneficially owns 554,107 shares or 1.7% of the outstanding shares of common stock. Venrock II beneficially owns 753,587 shares or 2.3% of the outstanding shares of common stock.

Michael C. Brooks beneficially owns 1,310,249 shares or 4.0% of the outstanding shares of common stock. Joseph E. Casey beneficially owns 661 shares or 0.0% of the outstanding shares of common stock. Eric S. Copeland beneficially owns 1,308,424 shares or 4.0% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 1,333,895 shares or 4.1% of the outstanding shares of common stock. Thomas R. Frederick beneficially owns 1,183 shares or 0.0% of the outstanding shares of common stock. Terence J. Garnett beneficially owns 320 shares or 0.0% of the outstanding shares of common stock. David R. Hathaway beneficially owns 29,838 shares or 0.1% of the outstanding shares of common stock. Bryan E. Roberts beneficially owns 1,319,114 shares or 4.0% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 1,329,619 shares or 4.0% of the outstanding shares of common stock. Anthony Sun beneficially owns 1,345,359 shares or 4.1% of the outstanding shares of common stock. Michael F. Tyrrell beneficially owns 1,313,992 shares or 4.0% of the outstanding shares of common stock.

(c)

Venrock has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 554,107 shares of common stock. Venrock II has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 753,587 shares of common stock.

Michael C. Brooks has sole voting and dispositive power over 2,555 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Joseph E. Casey has sole voting and dispositive power over 661 shares of common stock and shared voting and dispositive power over no shares of common stock. Eric S. Copeland has sole voting and dispositive power over 730 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 26,201 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Thomas R. Frederick has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 1,183 shares of common stock. Terence J. Garnett has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over 320 shares of common stock. David R. Hathaway has sole voting and dispositive power over 26,838 shares of common stock and shared voting and dispositive power over 3,000 shares of common stock. Bryan E. Roberts has sole voting and dispositive power over 11,420 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 21,925 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Anthony Sun has sole voting and dispositive power over 37,665 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock. Michael F. Tyrrell has sole voting and dispositive power over 6,298 shares of common stock and shared voting and dispositive power over 1,307,694 shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

CUSIP No. 452327109	13 G	Page 17 of 23 Pages

Item 6	Ownership of More than Five Percent on Behalf of Another Person

No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II and the four retired General Partners of Venrock and Venrock II, are stated in Item 2.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

CUSIP No. 452327109	13 G	Page 18 of 23 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 2004		VENROCK ASSOCIATES

	By:	/s/ Anthony Sun

Anthony Sun Managing General Partner

February 13, 2004		VENROCK ASSOCIATES II, L.P.

	By:	/s/ Anthony Sun

Anthony Sun Managing General Partner

February 13, 2004		GENERAL PARTNERS

*

Michael C. Brooks

*

Joseph E. Casey

*

Eric S. Copeland

*

Anthony B. Evnin

*

Thomas R. Frederick

/s/ Terence J. Garnett

Terence J. Garnett

*

David R. Hathaway

/s/ Bryan E. Roberts

Bryan E. Roberts

*

Ray A. Rothrock

CUSIP No. 452327109	13 G	Page 19 of 23 Pages

*

Anthony Sun

*

Michael F. Tyrrell

* By:	/s/ Anthony Sun

Anthony Sun Attorney-in-Fact

CUSIP No. 452327109	13 G	Page 20 of 23 Pages

EXHIBIT INDEX

Exhibit No.		Page No.

24.1	Power of Attorney dated as of February 14, 2001 granted by certain of the General Partners/Members in favor of Anthony B. Evnin and Anthony Sun	21

99.1	Agreement pursuant to 13d-1(k)(1) among Venrock Associates, Venrock Associates II, L.P. and the General Partners thereof	22